EXHIBIT 99.1
Larry Quinlan Joins the Booking Holdings Board of Directors

NORWALK, Conn., October 14, 2022 -- The Board of Directors of Booking Holdings Inc. (NASDAQ: BKNG) is pleased to announce that Larry Quinlan, former Global Chief Information Officer for Deloitte, joined the Board effective October 13, 2022.

Mr. Quinlan has over 35 years of experience as a technology leader. He most recently served as Global Chief Information Officer for Deloitte, responsible for all facets of technology strategy and operations and leading over 10,000 IT professionals in 175 countries. During his time at Deloitte, Mr. Quinlan oversaw major client relationships and advised company boards and CEOs on a wide range of IT, cybersecurity, and digital strategic priorities. Mr. Quinlan currently serves on the boards of ServiceNow (NYSE: NOW) and Jones Lang LaSalle (NYSE: JLL). He holds an MBA from Baruch College, City University of New York and a BSc degree (Hons) from the University of the West Indies, as well as an honorary Doctor of Laws degree from the University of the West Indies.

"Larry’s extensive global leadership experience across digital and technology strategy and transformation, complex enterprise systems, emerging technologies and cybersecurity will bring immense value to our Board and the Holdings leadership team. We are pleased to welcome him to the Board," said Robert J. Mylod, Jr., Chair of Booking Holdings.

“Technology innovation and transformation is foundational to Booking Holdings’ continued global success and expansion,” said Quinlan. “It’s an honor to join a company and its Board that is shaping the future of travel through digital technology.”

Source: Booking Holdings
#BKNG_Corporate

About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world's leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer-facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.